EXHIBIT 12.1

                         ARIZONA PUBLIC SERVICE COMPANY
                   COMPUTATION OF EARNINGS TO FIXED CHARGES(A)
                             (THOUSANDS OF DOLLARS)

                                                         Twelve Months Ended
                                                             December 31,
                                       --------------------------------------------------------
                                         2001        2000        1999        1998        1997
                                       --------    --------    --------    --------    --------
Earnings:
  Income from continuing operations    $280,688    $306,594    $268,322    $255,247    $251,493
  Income taxes                          183,136     195,665     133,015     133,452     129,986
  Fixed Charges                         166,939     179,381     179,088     183,398     189,600
                                       --------    --------    --------    --------    --------
     Total                              630,763     681,640     580,425     572,097     571,079
                                       ========    ========    ========    ========    ========

Fixed Charges:
  Interest charges                      130,525     141,886     140,948     144,695     150,335
  Amortization of debt discount           2,650       2,105       2,084       2,410       2,336
  Estimated interest portion of
     annual rents                        33,764      35,390      36,056      36,293      36,929
                                       --------    --------    --------    --------    --------
     Total fixed charges                166,939     179,381     179,088     183,398     189,600
                                       ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges
  (rounded down)                           3.77        3.79        3.24        3.11        3.01
                                       ========    ========    ========    ========    ========

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(a)  We have  reclassified  certain prior year amounts to conform to the current year presentation.